INVESTORS REAL ESTATE TRUST

ARTICLES SUPPLEMENTARY

7.95% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

WHEREAS, the Board of Trustees (the “Board”) of Investors Real Estate Trust, a North Dakota real estate investment trust (the “Trust”), has deemed it to be in the best interests of the Trust and its shareholders for the Trust to establish a series of the Trust’s preferred shares of beneficial interest, no par value (“Preferred Shares”), pursuant to the authority granted to the Board in Article II, Section 1 of the Trust’s Articles of Amendment and Third Restated Declaration of Trust (the “Declaration of Trust”).

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board by the Declaration of Trust, a series of Preferred Shares is hereby established, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as appear below.

1. Designation and Number.  A series of Preferred Shares, designated the “7.95% Series B Cumulative Redeemable Preferred Shares” (the “Series B Preferred Shares”), is hereby established. The Series B Preferred Shares shall have no par value per share.  The number of authorized Series B Preferred Shares shall be 4,600,000.

2. Rank.  The Series B Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Trust, rank:  (a) senior to all classes or series of common shares of beneficial interest, no par value per share, of the Trust (the “Common Shares”) and any class or series of shares of beneficial interest of the Trust expressly designated as ranking junior to the Series B Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the Trust (collectively, “Junior Shares”); (b) on a parity with the 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value per share, of the Trust and any class or series of shares of beneficial interest of the Trust expressly designated as ranking on a parity with the Series B Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the Trust (“Parity Shares”); and (c) junior to any class or series of shares of beneficial interest of the Trust expressly designated as ranking senior to the Series B Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the Trust (“Senior Shares”).  The term “shares of beneficial interest” does not include convertible or exchangeable debt securities of the Trust, which will rank senior to the Series B Preferred Shares prior to conversion or exchange.  The Series B Preferred Shares will also rank junior in right of payment to the Trust’s other existing and future indebtedness.

3. Distributions.

(a) Subject to the preferential rights of holders of any Senior Shares, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Trust, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 7.95% per annum of the $25.00 liquidation preference per Series B Preferred Share (equivalent to a fixed annual amount of $1.9875 per Series B Preferred Share).  Distributions on the Series B Preferred Shares shall accrue and be cumulative from (but excluding) the original date of issuance of any Series B Preferred Shares and shall be payable quarterly in equal amounts in arrears on or about the last day of each March, June, September and December of each year, beginning on September 30, 2012 (each such day being hereinafter called a “Distribution Payment Date”); provided, however, if any Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding business day.  The amount of any distribution payable on the Series B Preferred Shares for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the share transfer records of the Trust at the close of business on the applicable record date, which shall be the fifteenth business day of the month in which the applicable Distribution Payment Date falls or such other date designated by the Board for the payment of distributions that is not more than 90 nor less than ten days prior to such Distribution Payment Date (each, a “Distribution Record Date”).  A “distribution period” shall mean the period commencing from, and including, the Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date; provided, however, that the initial distribution period shall be the period from, but excluding, July 31, 2012 to, but excluding, September 30, 2012.

(b) No distributions on the Series B Preferred Shares shall be authorized by the Board or declared, paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Shares shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d) Except as provided in Section 3(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, shares of any class or series of Parity Shares or Junior Shares (other than a distribution paid in, or options, warrants or rights to subscribe for or purchase, Junior Shares) for any period, nor shall shares of any class or series of Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Shares made for purposes of and in compliance with requirements of any incentive, benefit or share purchase plan of the Trust or any subsidiary thereof, or as permitted under Article II of the Declaration of Trust), nor shall any funds be paid or made available for a sinking fund for the redemption of any such shares by the Trust, directly or indirectly (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, Junior Shares, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and all holders of Parity Shares), unless full cumulative distributions on the Series B Preferred Shares for all past distribution periods shall have been or contemporaneously are declared and paid or declared and sum sufficient for the payment thereof is set apart for such payment.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Shares and any Parity Shares, all distributions declared on the Series B Preferred Shares and any other Parity Shares shall be declared pro rata so that the amount of distributions declared per Series B Preferred Share and per Parity Share shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Share and per Parity Share (which shall not include any accrual in respect of unpaid distributions on any Parity Shares for prior distribution periods if such Parity Shares do not have a cumulative distribution) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears.

(f) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Shares for the year bears to the Total Dividends.  The Trust may elect to retain and pay income tax on its net long-term capital gains.  In such a case, the holders of Series B Preferred Shares would include in income their appropriate share of the Trust’s undistributed long-term capital gains, as designated by the Trust.

(g) Holders of Series B Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest of the Trust, in excess of full cumulative distributions on the Series B Preferred Shares as described above.  Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series B Preferred Shares will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

4. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to the holders of any Junior Shares, the holders of Series B Preferred Shares then outstanding shall be entitled to be paid, or have the Trust declare and set apart for payment, out of the assets of the Trust legally available for distribution to its shareholders, after payment or provision for payment of all debts and other liabilities of the Trust and any liquidation preference owing in respect of any Senior Shares, a liquidation preference in cash or property at fair market value, as determined by the Board, of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to, and including, the date of payment or the date the amount for payment is set apart (the “Liquidating Distributions”).

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, the available assets of the Trust are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all outstanding Parity Shares, then the holders of Series B Preferred Shares and the holders of such Parity Shares shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c) Written notice of the effective date of any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, no fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series B Preferred Shares at the address of such holder as the same shall appear on the share transfer records of the Trust.

(d) After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

(e) For the avoidance of doubt, the consolidation or merger of the Trust with or into another entity, the merger of another entity with or into the Trust, a statutory share exchange by the Trust or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Trust shall not be considered a liquidation, dissolution or winding up of the Trust if, following the transaction, the Series B Preferred Shares remain outstanding as duly authorized shares of beneficial interest of the Trust or any successor entity having the same rights and preferences as prior to the transaction.

5. Optional Redemption.

(a) The Series B Preferred Shares are not redeemable prior to August 7, 2017, except as permitted by Article II of the Declaration of Trust and as otherwise provided in this Section 5 and Section 6 below.  On and after August 7, 2017, the Trust, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid distributions on such Series B Preferred Shares to, but not including, the redemption date (the “Regular Redemption Right”).  If fewer than all of the outstanding Series B Preferred Shares are to be redeemed pursuant to the Regular Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method determined by the Trust in its sole discretion.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Series B Preferred Share Ownership Limit (as defined below) or the Ownership Limit (as defined in Article I of the Declaration of Trust) because such holder’s Series B Preferred Shares were not redeemed, or were only redeemed in part, then except as otherwise provided in Article II of the Declaration of Trust, the Trust will redeem the requisite number of Series B Preferred Shares of such holder such that no holder will hold a number of shares in excess of the Series B Preferred Share Ownership Limit or the Ownership Limit subsequent to such redemption.

(b) To ensure that the Trust remains qualified as a REIT for federal income tax purposes, the Series B Preferred Shares shall be subject to the provisions of Article II of the Declaration of Trust and Section 10 hereof, pursuant to which Series B Preferred Shares owned by a shareholder in excess of the Series B Preferred Share Ownership Limit or the Ownership Limit shall automatically be transferred to an Excess Share Trust and the Trust shall have the right to purchase such shares, as provided in Article II of the Declaration of Trust and Section 10 hereof.  If the Trust calls for redemption any Series B Preferred Shares pursuant to and in accordance with Article II of the Declaration of Trust, Section 10 hereof and this Section 5(b), then the redemption price will be an amount equal to $25.00 per share, plus any accrued and unpaid distributions on the Series B Preferred Shares to, but not including, the redemption date, subject to any restrictions or limitations contained in Article II of the Declaration of Trust and Section 10 hereof.

(c) Unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series B Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and (ii) the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Shares or Parity Shares (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, Junior Shares); provided, however, that the foregoing shall not prevent the redemption or purchase by the Trust of Series B Preferred Shares or Parity Shares pursuant to Article II of the Declaration of Trust or Section 10 hereof or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares.

(d) Immediately prior to any redemption of Series B Preferred Shares pursuant to the Regular Redemption Right, the Trust shall pay, in cash, any accrued and unpaid distributions on the Series B Preferred Shares to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series B Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such shares before such Distribution Payment Date.  Except as provided above and in Section 6(e), the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

(e) The following procedures apply to the redemption of the Series B Preferred Shares pursuant to the Regular Redemption Right:

(i) Notice of redemption pursuant to the Regular Redemption Right will be (A) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, and (B) issued by the Trust in a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or posted on the Trust’s website, in any event prior to the opening of business on the first business day following any date on which the Trust mails such notice to the holders of Series B Preferred Shares. A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Shares may be listed or admitted to trading, such notice shall state:  (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Shares to be redeemed; (D) the place or places where the certificates, if any, representing the Series B Preferred Shares to be redeemed are to be surrendered for payment of the redemption price; (E) the procedures for surrendering non-certificated Series B Preferred Shares for payment of the redemption price; (F) that distributions on Series B Preferred Shares to be redeemed will cease to accrue on such redemption date; and (G) if the Trust elects to redeem any Series B Preferred Shares in connection with a Change of Control (as defined in Section 6(b) below), that the holders of Series B Preferred Shares to which such notice relates will not be able to tender such Series B Preferred Shares for conversion in connection with the Change of Control and each Series B Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined in Section 9(a) below), for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.  If less than all of the Series B Preferred Shares held by any holder are to be redeemed pursuant to the Regular Redemption Right, the notice mailed to such holder shall also specify the number of Series B Preferred Shares held by such holder to be so redeemed.

(iii) If notice of redemption pursuant to the Regular Redemption Right of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Shares will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the redemption date; provided, however, if the redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, each holder of Series B Preferred Shares so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date.

(iv) Holders of Series B Preferred Shares to be redeemed pursuant to the Regular Redemption Right shall surrender such shares at the place or places designated in such notice and, upon surrender of the certificates, if any, for such Series B Preferred Shares (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series B Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid distributions payable upon such redemption.  In case less than all Series B Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series B Preferred Shares without cost to the holder thereof.  Notwithstanding the foregoing, if the Series B Preferred Shares to be redeemed are held in book-entry form through the facilities of The Depository Trust Company (“DTC”), holders of Series B Preferred Shares to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.

(f) Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Shares are in arrears, the Trust may, at any time and from time to time, purchase any Series B Preferred Shares or Common Shares in the open market, by tender or by private agreement.

(g) Any Series B Preferred Shares that shall at any time have been redeemed pursuant to the Regular Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

6. Special Optional Redemption.

(a) Upon the occurrence of a Change of Control (as defined below), the Trust, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price equal to $25.00 per share, plus any accrued and unpaid distributions to, but not including, the redemption date (“Special Optional Redemption Right”).

(b) A “Change of Control” is when, after the original issuance of the Series B Preferred Shares, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all shares of the Trust that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(c) If fewer than all of the outstanding Series B Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method determined by the Trust in its sole discretion.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Series B Preferred Share Ownership Limit or the Ownership Limit because such holder’s Series B Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in Article II of the Declaration of Trust or Section10 hereof, the Trust will redeem the requisite number of Series B Preferred Shares of such holder such that no holder will hold a number of shares in excess of the Series B Preferred Share Ownership Limit subsequent to such redemption.

(d) Unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series B Preferred Shares shall be redeemed pursuant to the Special Option Redemption Right unless all outstanding Series B Preferred Shares are simultaneously redeemed, and (ii) the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Shares (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, Junior Shares); provided, however, that the foregoing shall not prevent the redemption or purchase by the Trust of Series B Preferred Shares pursuant to Article II of the Declaration of Trust, Section 10 hereof or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares.

(e) Immediately prior to any redemption of Series B Preferred Shares pursuant to the Special Optional Redemption Right, the Trust shall pay, in cash, any accrued and unpaid distributions on the Series B Preferred Shares to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series B Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such shares before such Distribution Payment Date.  Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

(f) The following procedures apply to the redemption of the Series B Preferred Shares pursuant to the Special Optional Redemption Right:

(i) Notice of redemption pursuant to the Special Optional Redemption Right will be (A) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, and (B) issued by the Trust in a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or posted on the Trust’s website, in any event prior to the opening of business on the first business day following any date on which the Trust provides such notice to the holders of Series B Preferred Shares. A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Shares may be listed or admitted to trading, such notice shall state:  (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Shares to be redeemed; (D) the place or places where the certificates, if any, representing the Series B Preferred Shares to be redeemed are to be surrendered for payment of the redemption price; (E) the procedures for surrendering non-certificated Series B Preferred Shares for payment of the redemption price; (F) that the Series B Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (G) that the holders of Series B Preferred Shares to which such notice relates will not be able to tender such Series B Preferred Shares for conversion in connection with the Change of Control and each Series B Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (H) that distributions on Series B Preferred Shares to be redeemed will cease to accrue on such redemption date.  If less than all of the Series B Preferred Shares held by any holder are to be redeemed pursuant to the Special Optional Redemption Right, the notice mailed to such holder shall also specify the number of Series B Preferred Shares held by such holder to be redeemed.

(iii) If notice of redemption pursuant to the Special Optional Redemption Right of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Shares will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the redemption date; provided, however, if the redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, each holder of Series B Preferred Shares so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date.

(iv) Holders of Series B Preferred Shares to be redeemed pursuant to the Special Optional Redemption Right shall surrender such shares at the place or places designated in such notice and, upon surrender of the certificates, if any, for such Series B Preferred Shares (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series B Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid distributions payable upon such redemption.  In case less than all Series B Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series B Preferred Shares without cost to the holder thereof.  Notwithstanding the foregoing, if the Series B Preferred Shares to be redeemed are held in book-entry form through the facilities of DTC, holders of Series B Preferred Shares to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.

(g) Any Series B Preferred Shares that shall at any time have been redeemed pursuant to the Special Optional Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular Series By the Board.

7. Voting Rights.

(a) Holders of Series B Preferred Shares will not have any voting rights, except as set forth below.

(b) Whenever distributions on any Series B Preferred Shares shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the number of trustees then constituting the Board shall be increased by two and the holders of Series B Preferred Shares and any other class or series of Parity Shares upon which like voting rights have been conferred and are exercisable (“Voting Parity Shares”) (voting together as a single class) shall be entitled to vote for the election of a total of two additional trustees of the Trust (each, a “Preferred Share Trustee”) each of whom shall be elected for a one-year term (subject to earlier termination as described below). Such election shall be at a special meeting called by the holders of record of at least 10% of the outstanding Series B Preferred Shares or any other class or series of Voting Parity Shares (or at the next annual or special meeting of shareholders of the Trust if notice of such meeting is given less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Trust) and at each subsequent annual meeting of shareholders of the Trust until all of the distributions on the Series B Preferred Shares and the Parity Shares for the past distribution periods and the then-current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof in full is set apart for such payment. Each Preferred Share Trustee shall be elected by vote of the holders of a majority of the outstanding Series B Preferred Shares and the Voting Parity Shares (voting together as a single class).

(c) If and when all accrued distributions for past distribution periods and the distribution for the then-current distribution period on the Series B Preferred Shares shall have been paid in full or declared and a sum sufficient for the payment thereof set apart for payment in full, the holders of Series B Preferred Shares shall immediately be divested of the voting rights set forth in Section 7(a) (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions for past distribution periods and the distribution for the then-current distribution period have been paid in full or declared and a sum sufficient for the payment thereof set apart for payment in full on all outstanding Voting Parity Shares, the term of office of each Preferred Share Trustee so elected shall immediately terminate and the number of trustees shall be reduced accordingly.  Any Preferred Share Trustee may be removed at any time, with or without cause, by the vote of, and shall not be removed otherwise than by the vote of, the holders of at least two-thirds of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 7(a) and the holders of any outstanding Voting Parity Shares (voting together as a single class).  So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 7(a) and the holders of any outstanding Voting Parity Shares (voting together as a single class).  Each Preferred Share Trustee shall be entitled to one vote on any matter.

(d) So long as any Series B Preferred Shares remain outstanding, the Trust shall not without the affirmative vote or consent of the holders of two-thirds of the Series B Preferred Shares and each other class or series of Voting Parity Shares outstanding at the time (voting together as a single class), given in person or by proxy, either in writing or at a meeting:

(i) authorize or create (including by reclassification), or increase the authorized or issued amount of, any Senior Shares, or reclassify any authorized shares of beneficial interest of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase or otherwise acquire any such shares; or

(ii) amend, alter or repeal the provisions of the Declaration of Trust, whether by merger, consolidation (any such merger or consolidation, an “Event”), share exchange or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or any other class or series of Parity Shares, or the holders thereof; provided that if any of the foregoing shall materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares disproportionately relative to other Parity Shares, the affirmative vote or consent of the holders of two-thirds of the Series B Preferred Shares (voting separately as a single class), given in person or by proxy, either in writing or at a meeting, shall also be required; provided, however, that with respect to the occurrence of any Event, if there are no Senior Shares (or, if applicable, equity securities of the surviving entity other than the Trust ranking senior to the Series B Preferred Shares or any other Parity Shares as to distributions and upon the liquidation, dissolution or winding up of the surviving entity) outstanding after such Event that were not outstanding immediately prior to such Event, then, so long as (A) Series B Preferred Shares or any other class or series of Parity Shares remain outstanding with the terms thereof materially unchanged or (B) the holders of Series B Preferred Shares and any other class or series of Parity Shares receive shares of capital stock with rights, preferences, privileges and voting powers substantially similar to the rights, preferences, privileges and voting powers of the Series B Preferred Shares or any other class or series of Parity Shares, as applicable, then the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Shares or any other class or series of Parity Shares, or the holders thereof; provided further that any increase in the amount of the authorized Series B Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other class or series of Parity Shares or Junior Shares shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e) In any matter in which the holders of Series B Preferred Shares are entitled to vote separately as a single class, each such holder shall have the right to one vote for each Series B Preferred Share held by such holder.  If the holders of Series B Preferred Shares and the holders of shares of any other class or series of Voting Parity Shares are entitled to vote together as a single class on any matter, such holders shall each have one vote for each $25.00 of liquidation preference.

(f) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

8. Information Rights.  During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series B Preferred Shares are outstanding, the Trust will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Trust would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Trust were subject thereto (other than any exhibits that would have been required); and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series B Preferred Shares.  The Trust will mail (or otherwise provide) the reports to the holders of Series B Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case based on the dates on which we would have been required to file such reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

9. Conversion.  Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 9.

(a) Upon the occurrence of a Change of Control, each holder of Series B Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the

Trust has provided or provides notice of its election to redeem the Series B Preferred Shares pursuant to the Regular Redemption Right or Special Optional Redemption Right, to convert some or all of the Series B Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares, per Series B Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Share Price (as defined below) and (B) 6.1425 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Shares distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares as follows:  the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 28,255,528 Common Shares (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the Trust issues additional Series B Preferred Shares (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Shares shall receive upon conversion of such Series B Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series B Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series B Preferred Shares held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Shares shall receive shall be the form of consideration elected by the holders of Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a business day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 9(c).

The “Common Share Price” shall be (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, and (ii) the average of the closing prices per Common Share on the NYSE or NASDAQ, as the case may be, for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash.

(b) No fractional Common Shares shall be issued upon the conversion of Series B Preferred Shares.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series B Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Trust’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.  Each notice shall state:  (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a business day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series B Preferred Shares pursuant to the Regular Redemption Right or Special Optional Redemption Right, the holder will not be able to convert Series B Preferred Shares and such Series B Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series B Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series B Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first business day following any date on which the Trust provides notice pursuant to Section 9(c) above to the holders of Series B Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series B Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series B Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent.  Such notice shall state:  (i) the relevant Change of Control Conversion Date; (ii) the number of Series B Preferred Shares to be converted; and (iii) that the Series B Preferred Shares are to be converted pursuant to the applicable terms of the Series B Preferred Shares.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, such notice shall comply with applicable procedures of DTC.

(f) Holders of Series B Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date.  The notice of withdrawal must state:  (i) the number of withdrawn Series B Preferred Shares; (ii) if certificated Series B Preferred Shares have been issued, the certificate numbers of the withdrawn Series B Preferred Shares; and (iii) the number of Series B Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series B Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series B Preferred Shares, whether pursuant to its Regular Redemption Right or Special Optional Redemption Right.  Holders of Series B Preferred Shares shall not have the right to convert any shares that the Trust has elected to redeem prior to the Change of Control Conversion Date.  Accordingly, if the Trust has provided a redemption notice with respect to some or all of the Series B Preferred Shares, holders of any Series B Preferred Shares that the Trust has called for redemption shall not be permitted to exercise their Change of Control Conversion right in respect of any of the shares that have been called for redemption, and such Series B Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of Series B Preferred Shares will be entitled to convert such Series B Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to Beneficially Own or Constructively Own

Common Shares of the Trust in excess of the Ownership Limit, as such term is defined in the Declaration of Trust, as applicable.

10. Restrictions on Ownership and Transfer.  The Series B Preferred Shares are subject to the provisions of Article II of the Declaration of Trust, provided that:

(a) in addition to the Ownership Limit, no Person or Persons acting as a group shall Beneficially Own Series B Preferred Shares in excess of 9.8%, in value or in number, whichever is more restrictive, of the Series B Preferred Shares (the “Series B Preferred Share Ownership Limit”);

(b) all provisions of Section 5 of Article II of the Declaration of Trust that apply to the Ownership Limit shall also apply to the Series B Preferred Share Ownership Limit; and

(c) capitalized terms used but not defined in this Section 10 shall have the meanings provided in the Declaration of Trust.

11. Application of Article II.  The Series B Preferred Shares are subject to the provisions of Article II of the Declaration of Trust.